Exhibit 15-A

               Letter Re: Unaudited Interim Financial Information


Sprint Nextel Corporation
Reston, Virginia


With respect to this registration statement on Form S-8, we acknowledge our awareness of the use therein of our report dated November 8, 2005, related to our review of interim financial information included in Sprint Nextel Corporation's Form 10-Q as of and for the quarter ended September 30, 2005.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.


    /s/ KPMG LLP


McLean, Virginia
December 7, 2005